Exhibit 107.1
Calculation of Filing Fee Tables
Form S-8
(Form Type)
BioLife Solutions, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock	Rules 457(c) and 457(h)	4,665,000	$12.13	(2)	$56,586,450	0.00011020	$6,235.83
Total Offering Amounts						N/A		$6,235.83
Total Fee Offsets								$—
Net Fee Due								$6,235.83

(1)
This Registration Statement covers shares of common stock issuable pursuant to BioLife Solutions, Inc.’s (the “Company’s”) 2023 Omnibus Performance Incentive Plan (the “Plan”), including 465,000 shares, which represents an estimated number of shares subject to equity awards outstanding under the Company’s Second Amended and Restated 2013 Performance Incentive Plan (which expired in accordance with its terms) that may be subsequently forfeited and not issued under such plan and will become available for issuance under the 2023 Omnibus Performance Incentive Plan. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional shares of the Company's common stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Company's receipt of consideration which results in an increase in the number of the outstanding shares of the Company's common stock.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, based on $12.13, the average of the high and low sales price of a share of the Company’s common stock as reported on Nasdaq on August 11, 2023.